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Exhibit 5.2

[Letterhead of Patterson Palmer Law]

July 21, 2004	Martin J. Lockyer Direct Line: 709-570-5526 Direct Fax: 709-570-5756 E-mail mlockyer@pattersonpalmer.ca
CHC Helicopter Corporation, Hangar No. 1, St. John's Airport, P. O. Box 5188, St. John's, NL AlC 5V5
—and—
Shearman & Sterling LLP, 599 Lexington Avenue, New York, N.Y. 10022-6069

Dear Sirs and Mesdames:

Re:
CHC Helicopter Corporation
Exchange Offer of US$250,000.00
7 3/8% Senior Subordinated Notes Due 2014

        We have acted as counsel to CHC Helicopter Corporation (the "Company") and CHC Helicopters International Inc., CHC Helicopter Holdings Limited, Viking Helicopters Limited and 4083423 Canada Inc. (collectively, the "Canadian Guarantors" in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") of a Registration Statement on form F-4 (the "Registration Statement").

        The Registration Statement relates to the offer by the Company to exchange (the "Exchange Offer") the Company's outstanding unregistered US$250,000,000.00 aggregate principal amount of 7 3/8% Senior Subordinated Notes due 2014 (the "Outstanding Notes") for the Company's US$250,000,000 principal amount of 7 3/8% Senior Subordinated Exchange Notes due 2014 (the "Exchange Notes") that will be registered under the Securities Act, as set out in the prospectus forming a part of the Registration Statement.

        The Exchange Notes will be issued under the indenture dated as of April 27, 2004 among the Company, the Guarantors (as such term is defined in the Indenture) and Bank of New York as Trustee, (the "Indenture").

        For the purpose of the opinions expressed in this opinion letter, we have reviewed the Indenture, the Outstanding Notes and a form of the Exchange Notes and have examined originals or copies, certified or otherwise identified to our satisfaction, of such other records or documents as we have considered relevant, necessary or advisable for the purpose of the opinions expressed in this opinion letter.

        We have also considered such questions of law, examined the statutes, public records, corporate records, certificates and other documents and made such other searches and examinations as we have considered necessary in order to give the opinions expressed in this opinion letter.

        For the purposes of the opinions expressed in this opinion letter, we have, with your concurrence, assumed:

  (a)
  the legal capacity of all individuals, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to authentic originals of all documents submitted to us as certified, photostatic conformed, notarial or facsimile copies;

  (b)
  the accuracy of and relied upon all information, indices and filing systems maintained at the offices of public record in which we have conducted or caused to be conducted searches or enquiries in connection with this opinion;

  (c)
  that no winding up, liquidation, dissolution, insolvency, bankruptcy, amalgamation, reorganization or continuation proceedings has been commenced by any of the Company and the Canadian Guarantors;

  (d)
  that each of the Company and the Canadian Guarantors is up-to-date in the filing of all required annual returns, including those required under the Canada Business Corporations Act (the "CBCA") and similar legislation and none of the Company or the Canadian Guarantors has received notice of any proceedings to cancel its memorandum, certificate of amalgamation, articles, certificate of incorporation or certificate of continuance, as the case may be, or otherwise to terminate its existence; and

  (e)
  that each of the Company and the Canadian Guarantors is not insolvent, and in particular, that each of the Company and the Canadian Guarantors is able to pay its debts as such debts become due in the usual course of its business.

        We have not undertaken any independent investigation to verify the accuracy or completeness of our assumptions and other matters upon which we rely.

        The opinions expressed in this opinion letter are limited to the laws of the Province of Newfoundland and Labrador and the federal laws of Canada applicable therein.

        Based and relying upon the foregoing and subject to the qualifications and limitations set out below, we are of the opinion that:

  1.
  the Company has the corporate power and capacity to execute and perform its obligations under the Indenture and the Exchange Notes.

  2.
  the Exchange Notes have been duly authorized by the Company and that when the Exchange Notes are issued, executed and delivered by the Company pursuant to the terms and conditions of the Indenture, the Exchange Notes will be validly executed and delivered by the Company.

  3.
  each Canadian Guarantor has the corporate power and capacity to execute and perform its obligations under, and each has duly executed, authorised and delivered, the Indenture.

  4.
  the Indenture constitutes the valid and legally binding obligations of the Company and each Canadian Guarantor.

        The opinions and advice expressed in this opinion letter are provided solely for the benefit of the addresses in connection with the transactions contemplated by the Registration Statement and may not be used or relied upon by the addresses for any other purpose or by any other person for any purpose whatsoever, in each case without our prior written consent.

        We consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to our firm name under the headings "Enforceability of Civil Liabilities Against Foreign Persons" and "Legal Matters" in the Prospectus. We do not, by giving this consent or otherwise, concede that we are within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated under the Securities Act, or that we are "experts" in relation to any matters relating to the Indenture, the Outstanding Notes, the Exchange Notes, the

Exchange Offer, or the Registration Statement, other than those matters governed by the laws of the Province of Newfoundland and Labrador and the laws of Canada applicable therein.

Yours truly,

PATTERSON PALMER

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  Exhibit 5.2
[Letterhead of Patterson Palmer Law]